(d)(1)(iv)

March 1, 2011

ING Mutual Funds

7337 E. Doubletree Ranch Rd.

Suite 100

Scottsdale, AZ 85258

Ladies and Gentlemen:

Pursuant to the Sub-Advisory Agreement dated March 1, 2007, as amended, between ING Investments, LLC and Hansberger Global Investors, Inc., sub-adviser to ING International Capital Appreciation Fund (the “Fund”), a series of ING Mutual Funds, the sub-advisory fee rate payable by ING Investments, LLC for the Fund was reduced on August 8, 2009, subject to shareholder approval of the reorganization of ING International Growth Opportunities Fund with and into the Fund.

By our execution of this letter agreement, we hereby notify you of our intention to lower the annual investment management fee for the Fund with a corresponding reduction (the “Reduction”) for the period from March 1, 2011 through and including March 1, 2012.  The Reduction shall be calculated as follows:

Reduction = 50% x (the savings to ING Investments, LLC from the August 8, 2009 expense reduction)

Please indicate your agreement to this Reduction by executing below in the place indicated.

Very sincerely,

/s/ Todd Modic
Todd Modic
Senior Vice President
ING Investments, LLC

Agreed and Accepted:
ING Mutual Funds
(on behalf of the Fund)

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President

7337 E. Doubletree Ranch Rd.	Tel: 480-477-3000	ING Investments, LLC
Suite 100	Fax: 480-477-2744
Scottsdale, AZ 85258-2034